 Table of Contents

State of Delaware Secretary of State Division of Corporations Delivered 05:28 PM 01/23/2006 Filed 05:26 PM 01/23/2006 SRV 060065158 — 3554564 File

CERTIFICATE OF MERGER
OF
GD MERGERSUB II, INC.
(a Delaware corporation)
WITH AND INTO
ADUROMED CORPORATION
(a Delaware corporation)

The undersigned corporation,

DOES HEREBY CERTIFY:

FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

NAME	STATE OF INCORPORATION
GD MergerSub II, Inc.	Delaware
Aduromed Corporation	Delaware

SECOND: That an agreement and Plan of Merger, dated as of December 7, 2005, as amended by an Amended and Restated Agreement and Plan of Merger, dated as of January 20, 2006, (collectively, the ‘‘Merger Agreement’’) providing for the merger (the ‘‘Merger’’) of GD MergerSub II, Inc. with and into Aduromed Corporation has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the General Corporation Law of Delaware.

THIRD: That the name of the surviving corporation is Aduromed Corporation.

FOURTH: That the executed Merger Agreement is on file at the principal office of Aduromed Corporation, the address of which is 153 Greenwood Avenue, Suite 11-13, Bethel, Connecticut 06801.

FIFTH: That a copy of the Merger Agreement will be furnished by Aduromed Corporation as the surviving corporation, on request and without cost, to any stockholder of either constituent corporation.

SIXTH: That the certificate of incorporation of the surviving corporation shall be its certificate of incorporation.

SEVENTH: The merger of the constituent corporations shall be effective upon the filing of this Certificate of Merger.

Dated: January 23, 2006

Aduromed Corporation
By: /s/ Damien R. Tanaka Name: Damien R. Tanaka Title: President